Exhibit 8.1
2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515
TELEPHONE: +1.214.220.3939 FACSIMILE: +1.214.969.5100

August 27, 2020
MPLX LP
200 E. Hardin Street
Findlay, Ohio 45840

Re:	Registration Statement on Form S-3 Filed by MPLX LP
Ladies and Gentlemen
We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed or continuous basis, by the Partnership of an indeterminate initial aggregate offering price or number of debt securities and common units representing limited partner interests in the Partnership (together, the “Securities”), as contemplated by the Partnership’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In this examination, we have assumed the authenticity of all documents, the genuineness of signatures thereon, and the legal capacity of the signatories to sign on behalf of the entities for which they signed.
Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the matters described therein.
Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT
DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE
MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

MPLX LP
August 27, 2020

We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of other federal, foreign, state or local laws, or as to any matter not discussed herein.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day